Exhibit 99.1

News Corp Announces Resolution of Murdoch Family Trust Matter

New York, NY (September 8, 2025) – News Corporation (“News Corp” or the “Company”) (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today announced that the trustee and beneficiaries of the Murdoch Family Trust (“MFT”) informed the Company that they have reached a mutual resolution of the legal proceedings in Nevada related to the MFT, resulting in the termination of all litigation.

New trusts will be established for the benefit of Lachlan Murdoch, Grace Murdoch and Chloe Murdoch (the “Remaining Beneficiary Trusts”), and Prudence MacLeod, Elisabeth Murdoch and James Murdoch (the “Departing Beneficiaries”) will cease to be beneficiaries in any trust holding shares in News Corp or Fox Corporation. New trusts for the benefit of the Departing Beneficiaries will receive cash consideration funded in part using proceeds from the public sale of approximately 14.2 million shares of News Corp Class B common stock and approximately 16.9 million shares of Fox Corporation Class B common stock previously held by the MFT.

Following these transactions, LGC Holdco, LLC (“LGC Holdco”), a company which was established, and is owned, by the Remaining Beneficiary Trusts, will own all of the remaining shares of News Corp and Fox Corporation previously held by the MFT, which is expected to consist of approximately 33.1% of News Corp’s Class B common stock and less than 0.1% of News Corp’s Class A common stock and approximately 36.2% of Fox Corporation’s Class B common stock and less than 0.1% of Fox Corporation’s Class A common stock. During the six-month period following these transactions, the Departing Beneficiaries will also sell their de minimis personal holdings in News Corp and Fox Corporation such that after this six-month period none of the Departing Beneficiaries will have any interest, directly or indirectly, in News Corp or in Fox Corporation. The Departing Beneficiaries will be subject to a long-term standstill agreement preventing them, and their affiliates, from acquiring shares of News Corp and Fox Corporation and taking certain other actions with respect to the companies.

We have further been informed that a term of 2050 will be established for the Remaining Beneficiary Trusts and that, following the above transactions and throughout the term, voting control with respect to the News Corp and Fox Corporation shares owned by LGC Holdco will rest solely with Lachlan Murdoch through his appointed managing director. Rupert Murdoch will continue in his role as Chairman Emeritus of the Company.

News Corp’s board of directors welcomes these developments and believes that the leadership, vision and management by the Company’s Chair, Lachlan Murdoch, will continue to be important to guiding the Company’s strategy and success.

About News Corp

News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The Company comprises businesses across a range of media, including: information services and news, digital real estate services and book publishing. Headquartered in New York, News Corp operates primarily in the United States, Australia and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: http://newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook” and similar expressions are used to identify these forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements in this press release due to the impact of the resolution on the Company or its stock price, if any, as well as changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of the Company’s businesses. More detailed information about these factors is contained in the documents the Company has filed with or furnished to the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

Statements in this press release speak only as of the date they were made, and the Company undertakes no duty to update or release any revisions to any forward-looking statement made in this press release or to report any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

Advisors

We have been informed that the Remaining Beneficiary Trusts were represented by Skadden, Arps, Slate, Meagher & Flom LLP and the Departing Beneficiaries were represented by Centerview Partners and Cravath, Swaine & Moore LLP.

Contacts

News Corp Corporate Communications

Arthur Bochner

646-422-9671

abochner@newscorp.com

News Corp Investor Relations

Michael Florin

212-416-3363

mflorin@newscorp.com

Anthony Rudolf

212-416-3040

arudolf@newscorp.com

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